UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2012

Digital Domain Media Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-35325	27-0449505
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10250 SW Village Parkway, Port St. Lucie, Florida	34987
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (772) 345-8000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 7, 2012, Digital Domain Media Group, Inc. (the “Company”) issued a total of six senior secured convertible notes, in the aggregate original principal amount of $35.0 million (collectively, the “Notes”) to a group of institutional investors (collectively, the “Noteholders”).  The Notes are substantially identical in tenor, and the form of the Notes is contained in Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 8, 2012.  The Notes contain a covenant (the “Available Cash Test”) requiring the Company to maintain certain minimum levels of Available Cash (as defined in the Notes) as of certain specified measurement dates (collectively, the “Measurement Dates”).

On July 12, 2012, effective as of June 30, 2012, the Company entered into separate First Amendment Agreements with each of the Noteholders (collectively, the “First Amendment Agreement”).  Pursuant to the terms of the First Amendment Agreement, the Company and the Noteholders amended the Notes to change the first Measurement Date from Saturday, June 30, 2012, to the first business day thereafter, Monday, July 2, 2012.  The Company had Available Cash (as defined in the Notes) as of the first Measurement Date in an amount in excess of that required under the Available Cash Test as of that date.

A copy of the form of the First Amendment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits

The following Exhibit is filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Form of First Amendment Agreement between the Company and each of the Noteholders severally

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Domain Media Group, Inc.

Dated: July 12, 2012	By:	/s/ John C. Textor
John C. Textor
Chief Executive Officer and
Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of First Amendment Agreement between the Company and each of the Noteholders severally